EX-99.77J REVALUATION

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended December 31, 2015, the Capital Advisors Growth Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment
Income/(Loss)
Accumulated
Net Realized
Gain/(Loss)

Paid-in Capital
Capital Advisors Growth Fund
     $180,868
    $(46,210)
  $(134,658)

The reclassifications have no effect on net assets or net asset value per share.

For the year ended December 31, 2015, the Kellner Funds made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment
Income/(Loss)
Accumulated
Net Realized
Gain/(Loss)

Paid-in Capital
Kellner Event Fund
 $     57,303
 $     (57,303)
      $     -
Kellner Merger Fund
   1,886,229
   (1,885,637)
        (592)

The reclassifications have no effect on net assets or net asset value per share.